EXHIBIT 2.2

                        POST-CLOSING INDEMNIFICATION AND
                                ESCROW AGREEMENT


     THIS POST-CLOSING INDEMNIFICATION AND ESCROW AGREEMENT (this "Agreement") is made as of October 26, 1999, by and among John Leopold and Mark Kahn (collectively, the "Sellers"), Wintrust Financial Corporation, an Illinois corporation (the "Buyer"), and LaSalle Bank, N.A., as Escrow Agent ("Escrow Agent").

                                R E C I T A L S:

     A. Pursuant to that certain Stock Purchase Agreement dated as of September 16, 1999 (the "Stock Purchase Agreement"), by and among the Sellers, and Buyer, Buyer has purchased all of the shares of common stock of Tricom Inc. of Milwaukee ("Tricom") held by the Sellers.

     B. Pursuant to Section 2(b)(ii) of the Stock Purchase Agreement, Five Hundred Thousand Dollars ($500,000.00) (the "Escrow Deposit") of the Purchase Price that Buyer is obligated to pay to the Sellers is to be deposited into escrow and such payment is subject to set off as set forth herein.

                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and upon the terms and subject to the conditions contained herein, the Sellers, Buyer and the Escrow Agent hereby agree as follows:

     1. Certain Definitions. For the purposes of this Agreement, the term "Escrow Funds" shall mean the Escrow Deposit together with all interest, accretions and income thereon. All capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Stock Purchase Agreement.

     2. Deposit in Escrow. Buyer hereby deposits in escrow with Escrow Agent the sum of Five Hundred Thousand Dollars ($500,000.00), and Escrow Agent hereby acknowledges receipt thereof. The Escrow Funds shall be held by Escrow Agent in a separate account for the benefit of Buyer and the Sellers for the purpose of securing the Sellers' Indemnification Obligations (as hereinafter defined) set forth in Section 5(a) of this Agreement. Escrow Agent shall invest the Escrow Funds as directed in writing by the Buyer. In the absence of written instructions, Escrow Agent shall invest as soon as reasonably practicable all balances for which it has not received specific written investment direction, including income earned on said investments, in the ABN AMRO Government Money Market Fund.

     3. No Liens or Encumbrances on Escrow Funds. Neither the Sellers nor Buyer shall encumber their claims to the Escrow Funds in any manner whatsoever.


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     4.   Final Distribution of Escrow Funds. Subject to Sections 5 and 6 of
this Agreement, on the later of (i) the six (6) month anniversary date of this Agreement (the "Claim Expiration Date"), or (ii) the date that all Claims (as hereinafter defined) shall have been resolved in accordance with Section 6(c) hereof, Escrow Agent shall distribute to the Sellers all Escrow Funds, if any, then held in escrow.

     5.   Claims Against the Escrow.

          (a) Seller's Indemnification Obligation. The Escrow Funds shall be held for the purpose of securing the Sellers' Indemnification Obligations (as hereinafter defined). For the purposes of this Agreement, Sellers' "Indemnification Obligations" shall mean the following:

               (i) Sellers shall indemnify and hold Buyer harmless from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the Claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, or relating to, in the nature of, or caused by the breach (or alleged breach) of Sellers representations and warranties contained in Section 4(n) of the Stock Purchase Agreement; and

               (ii) Sellers shall indemnify and hold Buyer harmless from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the Claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, or relating to, in the nature of, or caused by, the Year 2000 Problem (as defined in Section 4(n) of the Stock Purchase Agreement); and

               (iii) Sellers shall indemnify and hold Buyer harmless from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the Claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, or relating to, in the nature of, or caused by, amounts owed by Executive Edge, Inc. (and guaranteed by Joel
     E. Walker) to Tricom at the time of Closing; provided, however, that Seller shall receive credit against any amounts required to be paid under this
     Section 5(a)(iii) for the difference between (x) $60,000 and (y) the amount of bad debts written off by Tricom, Inc. of Milwaukee subsequent to the Closing Date under the Stock Purchase Agreement and through the date any Claim for indemnification is made hereunder. Notwithstanding anything to the contrary, the Claims Threshold provided in Section 5(c) shall not apply to any Claim for indemnification under this Section 5(a)(iii).

          (b)  Notice of Claims. If, at any time prior to the Claim
Expiration Date, Buyer shall have asserted any claim pursuant to Section 5(a) above (a "Claim"), Buyer shall notify Escrow Agent in writing of such Claim, and the amount of such Claim or Buyer's good faith estimate of the amount of such Claim (a "Claim Notice"). Buyer shall send a copy of each Claim Notice to each of the Sellers in accordance with Section 8(c) hereof.


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          (c)  Claims Threshold. Buyer shall not be entitled to indemnification hereunder with respect to any Claims whatsoever until the amount of all Claims suffered by the Buyer exceeds $50,000 in the aggregate, whereupon the Buyer shall be entitled to indemnification hereunder from the Sellers for the aggregate amount of all Claims suffered by the Buyer, without regard to the aforementioned $50,000 threshold.

     6.   Reimbursement Claims Procedure.

          (a) Segregation of Funds. If, prior to the Claim Expiration Date, a Claim Notice is received by Escrow Agent, Escrow Agent shall set aside and segregate such amount of the Escrow Funds which would be sufficient to completely discharge the aggregate amount of the Claim described in such Claim Notice. Such segregated Escrow Funds shall not be available for distribution to the Sellers pursuant to Section 4 until such Claim shall have been resolved in accordance with Section 6(b) and 6(c) hereof.

          (b) Satisfaction of Claims. If each of the Sellers shall consent in a written agreement agreed to by Buyer and delivered to Escrow Agent, to the delivery of all or any part of the Escrow Funds, whether segregated or not, to Buyer in satisfaction and discharge of a Claim, Escrow Agent shall deliver to Buyer all or a portion of the Escrow Funds covered by such consent, which delivery shall satisfy such Claim to the extent of the total amount of the Escrow Funds delivered.

          (c) Resolution of Claims. If a Claim Notice is received by Escrow Agent prior to the Claim Expiration Date and each of the Sellers and Buyer shall not have consented to the delivery of all or any part of the Escrow Funds to Buyer, then Escrow Agent shall continue to hold the segregated Escrow Funds until each of the Sellers and Buyer shall have agreed as to the rights of the Sellers and Buyer to the segregated Escrow Funds, or until the rights of the Sellers and Buyer to the segregated Escrow Funds are finally determined pursuant to judicial determination, at which time the Escrow Funds shall be disbursed to Buyer or to the Sellers or retained in escrow, as and to the extent contemplated by this Agreement and in accordance with the final determination of arbitrators or order of a court.

     7.   Concerning the Escrow Agent.

          (a) Agreements to Govern. The duties and obligations of Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement.

          (b) Liability. Escrow Agent shall not be liable to anyone whatsoever by reason of any error of judgment or for any act done or step taken or omitted by it in good faith or any mistake of fact or law or for anything that it may do or refrain from doing in connection herewith, unless caused by or arising out of its own gross negligence or willful misconduct. The Sellers and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from any and all liability and expense that may arise out of any action taken or omitted by it as Escrow Agent in accordance with this Agreement, as the same may be amended, modified or supplemented, except


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such liability and expense as may result from the gross negligence or willful misconduct of Escrow Agent. The obligation of Buyer and the Sellers set forth in the prior sentence shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

          (c) Reliance on Instructions. Escrow Agent shall be entitled to rely and shall be protected in acting in reliance upon any instructions or directions furnished to it in writing by the Sellers or Buyer or pursuant to any provision of this Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by the Sellers or Buyer and believed by it to be genuine and to have been signed and presented by the proper party or parties.

          (d) Resignation of Escrow Agent. Escrow Agent may at any time resign by giving written notice of such resignation to Buyer and the Sellers. Escrow Agent shall not be discharged from its duties and obligations hereunder until a successor Escrow Agent shall have been designated by Buyer and the Sellers, and shall have executed and delivered an Escrow Agreement in substantially the form of this Agreement, and all funds then held by Escrow Agent hereunder shall have been delivered to such successor Escrow Agent. Escrow Agent shall be paid outstanding fees and expenses prior to transferring funds to a successor Escrow Agent. If a successor Escrow Agent has not been appointed and has not accepted such appointment by the end of the 30-day period, the Escrow Agent may appoint a successor or may apply to a court of competent jurisdiction for the appointment of a successor Escrow agent, and the costs, expenses and reasonable attorneys' fees which are incurred in connection with such a proceeding shall be paid by the parties to the Agreement.

          (e) Compensation and Expenses. Escrow Agent shall receive compensation for its services as set forth on Exhibit A attached hereto, together with reimbursement of out-of-pocket expenses incurred by Escrow Agent in connection with this Agreement. Such compensation and expenses shall be paid by Buyer.

          (f) Writs, Orders, or Decrees. In the event the Escrowed Funds shall be attached, garnished, or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrowed Funds, or any part thereof, said Escrow Agent is hereby expressly authorized in its sole direction, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case said Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding that such writ, order or decree may be subsequently reversed, modified, annulled, set aside or vacated.

          (g) Litigation. In the event said Escrow Agent becomes involved in litigation on account of the Escrowed Funds or of this Agreement, it shall have the right to retain counsel and shall have a lien on the property deposited hereunder for any and all costs, attorneys' and solicitors' fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefore out of the Escrowed Funds, and if it shall be unable to reimburse itself


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


from the Escrowed Funds, the parties hereto jointly and severally agree to pay to said Escrow Agent on demand, its reasonable charges, counsel and attorneys' fees, disbursements, and expenses in connection with such litigation.

          (h) Assignment by Escrow Agent. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or substantially as a whole or in part, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor Escrow Agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          (i) Conflicting Demands. In the event that conflicting demands are made upon the Escrow Agent for any situation not addressed in this Agreement, Escrow Agent may withhold performance of this Escrow until such times as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise.

     8.   Miscellaneous.

          (a) Amendment. This Agreement may be amended only by a writing executed by Buyer, the Sellers and Escrow Agent.

          (b) Entire Agreement. This Agreement and the other agreements expressly referred to herein set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof.

          (c) Notices. All notices under this Agreement shall be in writing and shall be (i) delivered in person, (ii) sent by telecopy, or (iii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case as follows:

          If to the Sellers, to:             John Leopold
                                             Tricom Funding
                                             11270 W. Park Place, Suite 100
                                             Milwaukee, Wisconsin  53224
                                             Facsimile:(414) 410-2299

                                             and



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                                             Mark Kahn
                                             Tricom Funding
                                             11270 W. Park Place, Suite 100
                                             Milwaukee, Wisconsin  53224
                                             Facsimile: (414) 410-2299

          with a copy to:                    Lichtsinn & Haensel, S.C.
                                             111 E. Wisconsin Ave., Suite 1800
                                             Milwaukee, Wisconsin  53202
                                             Attn:  Michael J. Bennett
                                             Facsimile: (414) 276-9278

          If to Buyer, to:                   Wintrust Financial Corporation
                                             Attn:  David A. Dykstra
                                             727 N. Bank Lane
                                             Lake Forest, Illinois 60045
                                             Facsimile: (847) 615-4091

          with a copy to:                    Pedersen & Houpt
                                             Attn:  Thomas F. Brett, II
                                             161 North Clark Street
                                             Suite 3100
                                             Chicago, Illinois 60601
                                             Facsimile: (312) 641-6895

          If to Escrow Agent, to:            LaSalle Bank, N.A.
                                             35 S. LaSalle Street
                                             Chicago, Illinois 60603
                                             Attn:  Pamela Ristau
                                             Facsimile: (312) 904-2236

or to any other address or telecopy number as such party shall designate in a written notice to the other. All notices sent pursuant to the terms of this
Section 9(c) shall be deemed received (i) if personally delivered, then on the date of delivery; (ii) if sent by telecopy before 2:00 p.m. local time of the recipient, on the day sent if a business day or if such day is not a business day or if sent after 2:00 p.m. local time of the recipient, then on the next business day; (iii) if sent by overnight, express carrier, on the next business day immediately following the day sent; or (iv) if sent by registered or certified mail, on the earlier of the third (3rd) business day following the day sent or when actually received. Any notice by telecopy shall be followed by delivery of a copy of such notice on the next business day by overnight express carrier or by hand.

          (d) Assignment. This Agreement shall be binding upon and inure to the benefit of the successors, heirs, representatives and assigns of each party hereto, but no rights, obligations or liabilities of the Sellers shall be assignable without the prior written consent of Buyer, and no rights, obligations, or liabilities of Escrow Agent hereunder shall be assignable without the prior


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written consent of Buyer and the Sellers. Notwithstanding the foregoing, no assignment shall be binding upon the Escrow Agent until notice thereof has been delivered and acknowledged by the Escrow Agent.

          (e) Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Illinois.

          (f) Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision hereof. It is the intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

          (g) Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreements provided for herein.

          (h) Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

          (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

          (j) Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Buyer, the Sellers and Escrow Agent any rights or remedies under, or by reason of, this Agreement.


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         IN WITNESS WHEREOF, the Sellers, Buyer and Escrow Agent have caused their respective duly authorized representatives to execute this Agreement, all as of the date first above written.


                                                WINTRUST FINANCIAL CORPORATION


                                                By  /s/ David A. Dykstra
                                                    ----------------------------
                                                Its Executive Vice President and
                                                    Chief Financial Officer


                                                /s/ John Leopold
                                                --------------------------------
                                                John Leopold


                                                /s/ Mark Kahn
                                                --------------------------------
                                                Mark Kahn


                                                LASALLE BANK, N.A., AS ESCROW
                                                AGENT


                                                By  /s/ Illegible
                                                    ----------------------------
                                                Its Vice President



                                SIGNATURE PAGE TO
                          POST-CLOSING ESCROW AGREEMENT